Exhibit 10.12

November 12, 2021

Jan Ruderman

Home address:

Dear Jan,

This letter is to confirm our offer of employment for the position Chief Revenue Officer, Americas, reporting directly to me, Tuvia Barlev. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.

Your responsibilities in this role will include leadership of the Sales, Service and Business development teams directly reporting to you, and of the regional Marketing activities.

We would like the effective date of your employment to be December 1st, 2021.

The terms of this offer are as follows:

1. Compensation.

1.1 Annual base salary of $150,000, paid bi-monthly in accordance with the Company’s standard payroll policies. The first and last payment by the Company to you will be adjusted, if necessary, to reflect work you performed prior your official start date or after the termination date.

1.2 Annual sales incentive target of $150,000, and may be based on both regional revenue as well as your personal goals, as well as an optional MBO component, as may be defined by the company from time to time, and subject to signing annual Sales Compensation Plan document (“ICC”). Sales Compensation is paid monthly, 30 days after the end of the month when it is earned.

You will be guaranteed a minimum of 80% of this incentive target during the first 6 months of your employment (i.e. $12,500 per month), which will be trued up by December 31st, 2022. Starting from the 7th month of your employment you will be paid a sales incentive based on your and your team’s performance, as will be defined in your ICC/MBO.

2. Benefits. During the term of your employment, you will be eligible for the Company’s standard vacation and benefits covering employees, as may be in effect from time to time. Benefits coverage begins on the first day of the month following employment.

3. Stock Options. Subject to approval by the Company’s Board of Directors and in compliance with applicable state and federal securities laws, you will be granted 3,000,000 options per company’s stock option plan, in 3 parts:

First grant of 1,000,000 upon your first date of employment.

Second grant of 1,000,000 no later than end of June 2022.

Third grant of 1,000,000 no later than end of 2022.

The exercise price of the options will be the fair market value of the Company’s Common Stock on the date of the grant. The option will vest over four years with 1/4 of the shares subject to the option vesting one year from the effective date of your employment and 1/48 of the shares vesting at the end of each full month of your continued employment with the Company, subject to all provisions of the Stock Plan.

4. Proprietary Information Agreement As a condition of accepting this offer of employment, you will be required to complete, sign and return to the Company the confidential information agreement attached hereto, along with a signed copy of this offer letter.

5. At Will Employment. Your acceptance of this offer represents the sole agreement between you and Actelis Networks Inc., no prior promises, representations, or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Actelis Networks is an “at–will” employer which means that this employment relationship may be termination at any time, with or without good causes or for any or no cause, at the option either of the Company or employee, with or without a notice.

6. Travel. Periodic travel is a requirement of this position based on business needs.

7. General. This offer letter, the Employee Proprietary Information Agreement, when signed by you set forth the terms of your employment with the Company. This agreement can only be amended in writing signed and dated by you and by an Officer of the Company. Any waiver of a right under this agreement must be in wiring. California Law will govern this agreement. As required by immigration law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

We are delighted to have you join Actelis Networks. Please verify your acceptance of our offer by signing and dating this letter in the space provided below and send a scanned copy of the letter and the signed Confidential Information, Invention Assignment and Arbitration Agreement (all pages) to Carmel Lewis, Human Resources, at carmel@actelis.com. All terms of this agreement are subject to approval of the Company’s Board of Directors.

We invite you to share our corporate culture by attaching a copy of our Company Handbook and Confidential Information agreement, for your review and signature along with this offer letter. Our Mission and Values Statement is also attached for your review. These documents are our company constitution and the guidelines by which we expect our teammates to live and follow. We want you to understand what values we hold in high regard in advance of accepting our offer.

We all look forward to great success and enjoyable teamwork and wish you good luck in your new role.

Sincerely,

ACTELIS NETOWRKS, INC.

//s// Tuvia Barlev

Tuvia Barlev

CEO

ACCEPTED:

/s/ Jan Ruderman

Jan Ruderman